UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 20, 2011

Date of Report (Date of earliest event reported)

CEPHEID

(Exact name of Registrant as specified in its charter)

California	000-30755	77-0441625
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

904 Caribbean Drive, Sunnyvale, CA		94089
(Address of principal executive offices)		(Zip Code)

(408) 541-4191

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

IVD Products Patent License Agreement

In July 2004, Cepheid and F. Hoffman-La Roche Ltd (“Roche”) entered into that certain IVD Products Patent License Agreement, effective as of July 1, 2004 (the “License Agreement”). The License Agreement provided Cepheid with rights under a broad range of Roche patents, which included patents relating to the polymerase chain reaction (“PCR”) process, reverse transcription-based methods, nucleic acid quantification methods, real-time PCR detection process and composition, and patents relating to methods for detection of viral and cancer targets. On or about October 20, 2011, Cepheid sent notice to Roche that it was terminating the License Agreement after determining that any patents remaining under the License Agreement are not pertinent to Cepheid’s future business plans.

Loan and Security Agreement

On June 7, 2010, Cepheid and Silicon Valley Bank (“SVB”) entered into that certain Loan and Security Agreement (the “Loan Agreement”). The Loan Agreement provided for (i) a total revolving credit line of up to $15.0 million with a maturity date of June 7, 2012 and bearing interest no less than 4.0% with a commitment fee of 0.75% per annum on the unused portion, and (ii) a total term line of $6.0 million, $2.0 million of which was funded on the effective date of the Loan Agreement, $2.0 million of which was funded in the third quarter of 2010 and $2.0 million of which was funded in the fourth quarter of 2010, with a maturity date for each term loan of 48 months following funding and bearing interest no less than 5.5%.

Cepheid paid off the outstanding obligations under the term loan in the third quarter of 2011 and had no outstanding balance on the term line as of September 30, 2011. Cepheid has never had an outstanding balance under the revolving credit line. On October 20, 2011, Cepheid delivered notice to SVB that it was terminating the Loan Agreement.

Item 2.02 Results of Operations and Financial Condition.

The information in this report and the exhibit attached hereto are being furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing with the Securities and Exchange Commission under the Securities Act of 1934 or the Securities Act of 1933, except as shall be expressly set forth by specific reference to such filing.

On October 20, 2011, Cepheid issued a press release announcing its financial results for the quarter ended September 30, 2011 and certain other information. The press release is attached to this report as Exhibit 99.01.

In the press release and during a conference call and webcast regarding Cepheid’s quarterly results, Cepheid supplemented its reported GAAP financial information with non-GAAP measures that do not include employee stock-based compensation expense and amortization of purchased intangible assets and, with respect to expected non-GAAP net income and non-GAAP net income per share, the charge related to the termination of the Roche license.

The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. Cepheid’s management uses the non-GAAP information internally to evaluate its ongoing business, continuing operational performance and cash requirements, and believes these non-GAAP measures are useful to investors as they provide a basis for evaluating Cepheid’s cash requirements and additional insight into the underlying operating results and Cepheid’s ongoing performance in the ordinary course of its operations.

These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cepheid believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate Cepheid’s results of operations in conjunction with the corresponding GAAP measures.

As described above, Cepheid excludes the following items from one or more of its non-GAAP measures when applicable:

Employee stock-based compensation expense. These expenses consist primarily of expenses for employee stock options and employee restricted stock under ASC 718 (formerly SFAS 123(R)). Cepheid excludes employee stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that Cepheid does not believe are reflective of ongoing operating results. Further, as Cepheid applies ASC 718, it believes that it is useful to investors to understand the impact of the application of ASC 718 on its results of operations.

Amortization of purchased intangible assets. Cepheid incurs amortization of purchased intangible assets in connection with acquisitions. Cepheid excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from Cepheid’s prior acquisitions and have no direct correlation to the operation of Cepheid’s business.

Termination of License. Cepheid will incur a one-time expense related to the acceleration of the remaining amortization of the original up-front license fee related to the Roche license. Cepheid excludes this item because it is one-time in nature and not reflective of ongoing operating results in the period incurred.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Title

99.01	Press release dated October 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHEID

Date: October 20, 2011	By:	/s/ Andrew D. Miller
Name: Andrew D. Miller
Title: Senior Vice President, Chief Financial Officer

Exhibit List

Exhibit No.	Exhibit Title

99.01	Press release dated October 20, 2011.